Exhibit 99.1

Agilent CEO Mike McMullen to Retire;

CrossLab Group President Padraig McDonnell Named CEO-Elect

SANTA CLARA, Calif., Feb. 21, 2024– Agilent Technologies, Inc. (NYSE: A) today announced that Padraig McDonnell, president of the Agilent CrossLab Group (ACG) has been named CEO-elect and chief operating officer (COO) of the company, succeeding current President and CEO Mike McMullen who will retire. McDonnell will become Agilent’s president and CEO and join Agilent’s Board of Directors on May 1.

After nearly 40 years with Agilent and its predecessor Hewlett-Packard Co., McMullen will continue as CEO and as a member of the Agilent Board of Directors until May 1. He will then become an adviser to McDonnell and Agilent until his retirement Oct. 31.

“After a thorough succession process, I’m pleased that Padraig McDonnell has been selected as Agilent’s next CEO. This is a clear illustration of the quality and depth of the Agilent team,” said Koh Boon Hwee, chairman of Agilent’s Board of Directors. “I also want to thank Mike for his outstanding leadership as CEO. He is handing the reins over to Padraig at a time of strength for Agilent.

“Padraig has been a success in every role he’s held at Agilent. I’m confident that as Agilent’s next CEO, he will continue that record of success and build on the many achievements that have been attained during Mike McMullen’s nine years as CEO.”

McDonnell, 52, has been president of ACG since May 2020 and was also named chief commercial officer in November 2021.

In his most recent role, McDonnell drove exceptional growth in Agilent’s Services business, with significant improvements in profitability and customer satisfaction. As chief commercial officer he also led the transformation of the customer experience at Agilent by improving the end-to-end customer journey.

Prior to becoming ACG president, McDonnell was vice president and general manager of Agilent’s Chemistries and Supplies Division, a role to which he was named in 2017. He has been in the analytical- and scientific-instrument industry for 26 years, starting his career with Agilent’s predecessor Hewlett-Packard Co. in 1998.

“I am both honored and energized to succeed Mike and become Agilent’s next CEO,” McDonnell said. “Mike has been a great mentor to me, and I welcome his continued support. Agilent’s future will be defined by continued innovation, growth, and a relentless focus on our customers.”

McMullen, 63, has served as Agilent CEO since 2015. Prior to becoming CEO, he was president of the company's Chemical Analysis Group (CAG) from 2009 until November 2014. During his tenure as

Exhibit 99.1

CEO, he led Agilent’s transformation into a market leading life-sciences and diagnostics company after the spin-off of the company’s electronic measurement business, now Keysight Technologies.

Agilent’s market capitalization has nearly tripled during McMullen’s time as CEO. He drove a business and cultural transformation that led to significant improvements in growth and improved profitability. Under McMullen’s leadership, Agilent is consistently ranked among the best companies to work for, which has been key to delivering some of the best financial results in the industry.

“My career with Agilent has been truly special,” McMullen said. “Our mission of advancing the quality of life combined with an outstanding company culture, an incredibly talented team, and our ongoing record of success, are all I could’ve ever asked for during my time with this great company. I look forward to having Padraig take over and moving on to the next chapter of my life. I have no doubt that under Padraig’s leadership the best is yet to come for Agilent.”

With McDonnell becoming CEO-elect and COO, Angelica Riemann, vice president and general manager of ACG’s CrossLab Services Division, will become ACG president. Jonah Kirkwood, vice president of Global Sales, will take on the role of chief commercial officer and lead the One Agilent Commercial Organization. Both will continue to report to McDonnell, effective immediately, along with the leaders of Agilent’s business groups.

“As I think about Agilent’s future,” McDonnell said, “I am excited by the endless possibilities and opportunities that lie in front of us as we help our customers bring great science to life.”

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers’ most challenging questions. The company generated revenue of $6.83 billion in fiscal 2023 and employs approximately 18,000 people worldwide. To receive the latest Agilent news, please subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

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